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                               EXHIBIT 2(b)


     AMENDMENT NO. 1 dated as of January 6, 1997, to the Investment Agreement dated as of December 23, 1996 (the "Investment Agreement"), among Recovery Equity Investors II, L.P., a Delaware limited partnership ("REI II"), Spartan Motors, Inc., a Michigan corporation ("Spartan"), Carpenter Industries, Inc., a Delaware corporation (the "Company"), Carpenter Industries LLC, an Indiana limited liability company ("Carpenter"), the Beurt SerVaas Revocable Trust, a trust organized under the laws of the State of Indiana (the "Trust"), and The Curtis Publishing Company, an Indiana corporation ("Curtis").

     WHEREAS, REI II, Spartan, the Company, Carpenter, the Trust and Curtis are parties to the Investment Agreement; and

     WHEREAS, the parties hereto desire to amend the Investment Agreement by amending the definition of "Net Contribution Amount" as set forth below.

     NOW, THEREFORE, in consideration of the mutual agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. AMENDMENT TO INVESTMENT AGREEMENT. The Investment Agreement is hereby amended as of the date hereof by amending the definition of "Net Contribution Amount" in Section 11.1 thereof to read in its entirety as follows:

     "'NET CONTRIBUTION AMOUNT' means, with respect to any period, an amount equal to (a) the aggregate amount of cash advanced to Carpenter by the Owners and their respective Affiliates (other than Timothy S. Durham) during such period, PLUS (b) the aggregate amount of cash contributed to the capital of Carpenter by the Owners and their respective Affiliates during such period, MINUS (c) the aggregate amount of such advances and contributions made for the primary purpose of developing Carpenter's Shuttle Bus Business, MINUS (d) the aggregate amount of all cash, securities and other property paid (other than as salary or as reimbursement of expenses, in either case incurred in the ordinary course of business, including rental expense for the office at Curtis in Indianapolis (as set forth in SECTION 2.15(A) OF THE DISCLOSURE SCHEDULE) and equipment lease expenses under that certain Equipment Lease Agreement between SerVaas, Inc. and Carpenter, dated December 21, 1993 (as set forth in SECTION 2.18(2)(M) OF THE DISCLOSURE SCHEDULE)) or distributed to the Owners and their respective Affiliates during such period (other than the distribution to the Owners of the net proceeds of Carpenter's sale of
800 shares of CII's common stock pursuant to the CII Stock Purchase Agreement), MINUS (e) the amount, if any, by which (i) Carpenter's net accounts receivables as set forth in the Pro Forma Balance Sheet EXCEEDS
(ii) the actual amount of Carpenter's net accounts receivables as of October 31, 1996."
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     2.   EFFECTIVENESS.  This Amendment shall be effective upon the execution of a counterpart hereof by each of the parties hereto. From and after the effectiveness of this Amendment, all references to the Investment Agreement in the Operative Agreements and the New Curtis Note shall constitute references to the Investment Agreement as amended hereby.

     3. NO OTHER MODIFICATIONS. Except as expressly amended by this Amendment, the Investment Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     4. AMENDMENT. This Amendment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     5. BINDING EFFECT. This Amendment is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns under the Investment Agreement.

     6. HEADINGS. The headings used in this Amendment have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     7. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     8. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



















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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

                              CARPENTER INDUSTRIES INC.


                              By /S/ TIMOTHY DURHAM
                                 Name:  Tim Durham
                                 Title:  Pres


                              CARPENTER INDUSTRIES LLC


                              By /S/ TIMOTHY DURHAM
                                 Name:  Tim Durham
                                 Title:  Pres


                              THE CURTIS PUBLISHING COMPANY


                              By /S/ BEURT R. SERVAAS
                                 Name:  Beurt R. SerVaas
                                 Title:  President


                              By /S/ JOAN S. DURHAM
                                 Name:  Joan S. Durham
                                 Title:  Secretary


                              BEURT SERVAAS REVOCABLE TRUST


                              By /S/ BEURT R. SERVAAS
                                 Name:  Beurt R. SerVaas
                                 Title:  Trustee













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                              SPARTAN MOTORS, INC.


                              By /S/ GEORGE W. SZTYKIEL
                                 Name:  George W. Sztykiel
                                 Title:  C.E.O. & C.O.O.


                              RECOVERY EQUITY INVESTORS, II, L.P.,

                              By:  Recovery Equity Partners II, L.P.,
                                   its general partner


                                   By ___________________________________
                                      Name:      Joseph J. Finn-Egan
                                      Title:     General Partner


                                   By ___________________________________
                                      Name:      Jeffrey A. Lipkin
                                      Title:     General Partner